Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-267647 on Form S-8 and No. 333-273103 on Form F-3, of our report dated 11 March 2022 (20 March 2023 as to Note 11), relating to the financial statements of Haleon UK Holdings (No.2) Limited (formerly known as GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited) (predecessor to Haleon plc) appearing in this Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ Deloitte LLP

London, United Kingdom

15 March 2024